Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement of Claymont Steel Holdings, Inc. (formerly CitiSteel USA Holdings, Inc.) on Form S-1, of our report dated July 27, 2006 except for Note 17, as to which the date is October 12, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 17), on the 2005 and 2004 consolidated financial statements of Claymont Steel Holdings, Inc. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Lexington, Kentucky

November 10, 2006